UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (earliest event reported):  September 24, 2009

EMRISE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10346	77-0226211
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	file number)	Identification No.)

611 Industrial Way

Eatontown, NJ 07224

(Address of principal executive offices) (Zip code)

(732) 389-0355

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On September 30, 2009, EMRISE Corporation (the “Company”) issued a press release announcing it would be filing with the Securities and Exchange Commission (the “Commission”) amendments to its periodic reports for the quarterly periods ended March 31, 2009 and June 30, 2009.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim
Review.

(a) On September 24, 2009, the Audit Committee of the Board of Directors of the Company, after consultation with management, concluded that the Company’s financial statements and related financial information for the interim periods ended March 31, 2009 and June 30, 2009, included in the Company’s Quarterly Reports on Form 10-Q for those respective periods, should no longer be relied upon. In particular, during the quarter ended March 31, 2009, the Company repaid a total of approximately $10 million toward reducing its acquisition related debt.  Approximately $7.0 million of the $10.0 million repayment was for a term loan within the Company’s credit facility.  The Company has determined that it did not accelerate a pro-rata portion of the deferred financing costs and debt discount corresponding with the $7.0 million partial repayment of the term loan.  The correction of this error will result in a non-cash increase in interest expense of approximately $541,000 for the three months ended March 31, 2009 and a corresponding decrease in interest expense of approximately $81,000 for three months ended June 30, 2009 as a result of lower amortization expense going forward.  After considering related adjustments to taxes, net income decreased by approximately $388,000 for the three months ended March 31, 2009 and net loss decreased by approximately $53,000 for the three months ended June 30, 2009.  The corresponding balance sheet accounts and cash flow statements will also be adjusted for the respective periods.

In addition, the Audit Committee, concluded that for the six months ended June 30, 2009, the Company incorrectly classified the issuance of a note relating to a purchase price adjustment on a previous acquisition as a cash item in its Condensed Consolidated Statement of Cash Flows rather than a supplemental disclosure item.  The correction of this error will result in the following adjustments to the Company’s Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2009: an increase to “net cash provided by investing activities” of approximately $3.3 million, a corresponding decrease to “net cash used in financing activities” for the same amount and a newly added supplemental disclosure of approximately $3.3 million as a non-cash financing activity.  These adjustments will have no effect on the “Net increase (decrease) in cash and cash equivalents” nor will they effect the ending “Cash and cash equivalents at the end of the period” for the six months ended June 30, 2009.

The Company currently anticipates that it will amend its previously reported financial statements for the three months ended March 31, 2009 and the three and six months ended June 30, 2009 no later than October 2, 2009.  The Company currently believes that no other periods are affected by these errors.

The Company’s management, Audit Committee and independent registered public accounting firm have discussed the matters disclosed in this filing.

(b) On September 24, 2009, BDO Seidman, LLP (“BDO”), the Company’s independent registered public accounting firm, informed the Company and its management that the Company’s previously issued financials statements as of and for the three months ended March 31, 2009 and as of and for the three and six months ended June 30, 2009, as included in the Quarterly Reports on Form 10-Q filed with the Commission, should no longer be relied upon.

BDO’s conclusion is based on the matters discussed above in Item 4.02(a) of this Current Report.  Item 4.02 (a) of this Current Report is incorporated herein by reference.

(c) The Company has provided BDO with a copy of this Current Report on Form 8-K.  BDO has furnished the Company with a letter addressed to the Commission stating that it agrees with the statements made in Item 4.02(b) of this report, which letter is attached as Exhibit 16.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Number	Description
	16.1	Letter from independent registered public accounting firm, BDO Seidman LLP, dated September 30, 2009.
	99.1	Press Release dated September 30, 2009 relating to financial statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EMRISE CORPORATION

Dated: September 30, 2009	By:	/s/ D. John Donovan
D. John Donovan, Chief Financial Officer (principal financial officer)

EXHIBITS ATTACHED TO THIS REPORT

Number	Description
16.1	Letter from independent registered public accounting firm, BDO Seidman LLP, dated September 30, 2009.
99.1	Press Release dated September 30, 2009 relating to financial statements